                                                                    Exhibit 99.1
                                                                    ------------
                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

                                       )
   In re:                              )     Chapter 11
                                       )
   ITC^DELTACOM, INC.,                 )     Case No.  02-11848 (MFW)
                                       )
                                       )
                       Debtor.         )
                                       )
                                       )

                         DEBTOR'S PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
                     ---------------------------------------

                                        Richards, Layton & Finger, P.A.
                                        Mark D. Collins
                                        One Rodney Square
                                        P.O. Box 551
                                        Wilmington, Delaware 19899
                                        (302) 651-7700

                                        Latham & Watkins
                                        Martin N. Flics
                                        885 Third Avenue, Suite 1000
                                        New York, New York 10022
                                        (212) 906-1200

   Dated: Wilmington, Delaware
          July 26, 2002

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
Section 1         DEFINITIONS AND INTERPRETATION..................................................................1

     1.1   Definitions............................................................................................1
     1.2   Interpretation; Application of Definitions and Rules of Construction..................................13

Section 2         PROVISIONS FOR PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS................13

     2.1   Administrative Expense Claims.........................................................................13
     2.2   Priority Tax Claims...................................................................................14
     2.3   Full Settlement.......................................................................................14

Section 3         CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS..................................................14

Section 4         PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY INTERESTS........................................15

     4.1   Class 1 - Priority Non-Tax Claims.....................................................................15
     4.2   Class 2 - Secured Claims..............................................................................15
     4.3   Class 3 - Senior Debt Claims..........................................................................15
     4.4   Class 4 - Other Unsecured Claims......................................................................16
     4.5   Class 5 - Subordinated Claims.........................................................................16
     4.6   Class 6 - Old Preferred Stock Interests...............................................................17
     4.7   Class 7 - Old Common Stock Interests..................................................................17
     4.8   Class 8 - Other Equity Interests......................................................................18
     4.9   Alternate Treatment for Holders of Allowed Claims.....................................................18

Section 5         IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED AND UNIMPAIRED BY
                  THE PLAN; ACCEPTANCE OR REJECTION OF THE PLAN..................................................18

     5.1   Holders of Claims and Equity Interests Impaired by the Plan and Entitled to Vote......................18
     5.2   Holders of Claims and Equity Interests Not Impaired by the Plan and Conclusively
              Presumed to Have Accepted the Plan.................................................................18
     5.3   Holders of Equity Interests Impaired by the Plan and Deemed Not to Have Accepted the
              Plan...............................................................................................19
     5.4   Non-consensual Confirmation...........................................................................19

Section 6         MEANS OF IMPLEMENTATION OF THE PLAN............................................................19

     6.1   Issuance of New Securities............................................................................19
     6.2   Termination of Subordination..........................................................................19
     6.3   Distributions.........................................................................................20
     6.4   Cash Payments by the Debtor...........................................................................20
     6.5   Cancellation of Existing Securities and Agreements....................................................20
     6.6   Corporate Action......................................................................................20
     6.7   Restated Certificate of Incorporation.................................................................21
     6.8   Management Incentive Plan.............................................................................21
     6.9   Allocation of Plan Distributions Between Principal and Interest.......................................21

     6.10  Registration Rights Agreements........................................................................22
     6.11  Resolution of Disputes as to Indenture Trustees' Fees and Expenses....................................22

Section 7         PROVISIONS GOVERNING DISTRIBUTIONS.............................................................22

     7.1   Date of Distributions.................................................................................22
     7.2   Disbursing Agents.....................................................................................22
     7.3   Surrender of Instruments..............................................................................23
     7.4   Delivery of Distributions.............................................................................25
     7.5   Manner of Payment Under the Plan......................................................................25
     7.6   Fractional Shares.....................................................................................25
     7.7   Setoffs and Recoupment................................................................................25
     7.8   Distributions After Effective Date....................................................................25
     7.9   Rights and Powers of Disbursing Agents................................................................26
     7.10  Exculpation...........................................................................................26
     7.11  Retention of Ballots..................................................................................26

Section 8         PROCEDURES FOR TREATING DISPUTED CLAIMS AND DISPUTED EQUITY INTERESTS UNDER
                  THE PLAN.......................................................................................27

     8.1   Disputed Claims Process...............................................................................27
     8.2   No Distributions Pending Allowance....................................................................27
     8.3   Distributions After Allowance.........................................................................27

Section 9         PROVISIONS GOVERNING EXECUTORY CONTRACTS AND UNEXPIRED LEASES..................................27

     9.1   Assumption or Rejection of Contracts and Leases.......................................................27
     9.2   Cure of Defaults in Connection with Assumption........................................................28
     9.3   Amendments to Schedule; Effect of Amendments..........................................................28
     9.4   Bar to Rejection Damage Claims........................................................................29
     9.5   Indemnification Obligations...........................................................................29

Section 10        CONDITIONS PRECEDENT TO CONFIRMATION DATE AND EFFECTIVE DATE...................................29

     10.1  Conditions to Confirmation Date.......................................................................29
     10.2  Conditions Precedent to Effective Date of the Plan....................................................29
     10.3  Waiver of Conditions Precedent........................................................................30
     10.4  Effect of Failure of Conditions.......................................................................30

Section 11        EFFECT OF CONFIRMATION.........................................................................31

     11.1  Vesting of Assets.....................................................................................31
     11.2  Binding Effect........................................................................................31
     11.3  Discharge of Debtor...................................................................................31
     11.4  Term of Injunctions or Stays..........................................................................31
     11.5  Indemnification Obligations...........................................................................31
     11.6  Debtor Releases.......................................................................................32
     11.7  Voluntary Releases....................................................................................32
     11.8  Committees............................................................................................33

Section 12        RETENTION OF JURISDICTION......................................................................33

Section 13        MISCELLANEOUS PROVISIONS.......................................................................34

     13.1  Payment of Statutory Fees.............................................................................34
     13.2  Modification of Plan..................................................................................34
     13.3  Section 1146 Exemption................................................................................35
     13.4  Preservation of Rights of Action......................................................................35
     13.5  Retiree Benefits......................................................................................35
     13.6  Administrative Expenses Incurred After the Confirmation Date..........................................35
     13.7  Section 1125(e) of the Bankruptcy Code................................................................36
     13.8  Compliance with Tax Requirements......................................................................36
     13.9  Severability of Plan Provisions.......................................................................36
     13.10 Notices...............................................................................................36
     13.11 Governing Law.........................................................................................37
     13.12 Binding Effect........................................................................................38

                                INDEX OF EXHIBITS
                                -----------------

         Exhibit 1    --    Restated Certificate of Incorporation and
         ---------
                            By-Laws of Reorganized ITC^DeltaCom, Inc.

         Exhibit 2    --    Purchase Agreements
         ---------

         Exhibit 3    --    Certificate of Designation for the Convertible
         ---------          Preferred Stock

         Exhibit 4    --    New Warrant Agreement
         ---------

         Exhibit 5    --    Rights Offering Procedures
         ---------

         Exhibit 6    --    Registration Rights Agreement (New Common Stock)
         ---------

         Exhibit 7    --    Registration Rights Agreement (Convertible
         ---------
                            Preferred Stock)

                         DEBTOR'S PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

         ITC^DeltaCom, Inc. which has filed a petition under chapter 11 of the Bankruptcy Code, propose the following chapter 11 Plan of Reorganization, dated as of July 26, 2002, pursuant to section 1121(a) of the Bankruptcy Code:

SECTION 1         DEFINITIONS AND INTERPRETATION

1.1      Definitions.

Administrative Expense Claim      means any right to payment constituting a
                                  cost or expense of administration of the Chapter 11 Cases allowed under sections 503(b) and 507(a)(l) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Debtor's estate, (b) any actual and necessary costs and expenses of operating the Debtor's business in the ordinary course of business, (c) any indebtedness or obligations incurred or assumed by the Debtor in Possession during the Chapter 11 Cases in the ordinary course of business, (d) any allowances of compensation and reimbursement of expenses to the extent allowed by Final
                                  Order under section 330 or 503 of the
                                  Bankruptcy Code, and (e) any fees or charges assessed against the Debtor's estate under section 1930, title 28, United States Code.

Allowed means, with respect to Claims or Equity Interests, (a) any Claim against or Equity Interest in the Debtor, proof of which is timely filed, or by order of the Bankruptcy Court is not or will not be required to be filed, (b) any Claim or Equity Interest that has been or is hereafter listed in the Schedules as neither disputed, contingent or unliquidated, and for which no timely filed proof of claim or interest has been filed, or
                                  (c) any Claim or Equity Interest allowed pursuant to the Plan; provided, however, that with respect to any Claim or Equity Interest described in clauses (a) or (b) above, such Claim or Equity Interest shall be allowed only if (i) no objection to allowance thereof has been interposed within the applicable period of time fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or (ii) such an objection is so interposed and the Claim or Equity Interest shall have been allowed by a Final Order (but only if such allowance was not solely for the purpose of voting to accept or reject the Plan). Unless otherwise specified in the Plan or in a Final Order of the Bankruptcy Court allowing such claim, "Allowed" in reference to a Claim shall not include (a) interest on the amount of such Claim accruing from and after the Petition Date, (b) punitive or exemplary damages or (c) any fine, penalty or forfeiture.

Banks means, collectively, the agents and lenders that are from time to time parties to the Credit Agreement.

Bankruptcy Code                   means title 11, United States Code, as amended
                                  from time to time, as applicable to the
                                  Chapter 11 Cases.

Bankruptcy Court                  means the United States District Court for
                                  the District of Delaware having jurisdiction over the Chapter 11 Case and, to the extent of any reference made under section 157, title
                                  28, United States Code, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151, title 28,
                                  United States Code.

Bankruptcy Rules                  means the Federal Rules of Bankruptcy
                                  Procedure as promulgated by the United States
                                  Supreme Court under section 2075, title 28,
                                  United States Code, as amended from time to time, applicable to the Chapter 11 Cases, and any Local Rules of the Bankruptcy Court.

Bondholder Litigation Claim       means a Claim (a) arising from rescission of a
                                  purchase or sale of a debt security of the Debtor, (b) for damages arising from the purchase or sale of such a debt security or
                                  (c) for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of a Claim for damages or rescission arising out of a purchase or sale of a debt security of the Debtor.

Business Day                      means any day other than a Saturday, a Sunday
                                  or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

Cash means legal tender of the United States of America.

Certificate of Designation        means that certain certificate of
                                  designation of the powers, preferences and relative, participating, optional and other special rights of the Convertible Preferred
                                  Stock and qualifications, limitations and restrictions thereof to be executed by the Reorganized Debtor on the Effective Date, which shall be in substantially the form annexed hereto as Exhibit 3.

Chapter 11 Case                   means the Debtor's voluntary case number
                                  02-11848 filed with the Bankruptcy Court under Chapter 11 of the Bankruptcy Code.

Claim has the meaning set forth in Section 101 of the Bankruptcy Code.

Class means any group of substantially similar Claims or Equity Interests classified in
                                  Section 5 of the Plan and pursuant to section 1129(a)(l) of the Bankruptcy Code.

Collateral                        means any property or interest in property of
                                  the Debtor's estate subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

Company means the Debtor and its direct and indirect, wholly owned, subsidiaries as of the Petition Date.

Confirmation Date                 means the date on which the Clerk of the
                                  Bankruptcy Court enters the Confirmation Order on its docket with respect to the Chapter 11
                                  Case.

Confirmation Hearing              means the hearing held by the Bankruptcy
                                  Court pursuant to section 1128 of the
                                  Bankruptcy Code regarding confirmation of this Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

Confirmation Order                means the order of the Bankruptcy Court
                                  confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

Contract Rejection Schedule       means a schedule to be filed and served on
                                  the parties to the contracts and leases listed thereon by the Debtor on or before 5 Business
                                  Days prior to the commencement of the
                                  Confirmation Hearing or such later date as may be fixed by the Bankruptcy Court, which schedule shall be reasonably acceptable to the Creditors' Committee.

Convertible Preferred Stock       means the 300,000 shares of 8% series A
                                  convertible redeemable preferred stock to be issued by the Reorganized Debtor to the New
                                  Equity Investors and the Rights Offering
                                  Participants and having the powers,
                                  preferences and relative participating,
                                  optional and other special rights set forth in the Certificate of Designation.

Credit Agreement                  means the Credit Agreement dated as of
                                  April 5, 2000 (as amended) among the Debtor,
                                  Interstate FiberNet, Inc., as borrower,
                                  ITC^DeltaCom Communications, Inc. and DeltaCom
                                  Information Systems, Inc. as subsidiary
                                  guarantors, Morgan Stanley Senior Funding,
                                  Inc., as administrative agent and joint lead arranger and joint book runner, Morgan Stanley
                                  & Co., Incorporated, as collateral agent, the lender signatories thereto, Banc of America
                                  Securities LLC, as a joint lead arranger and joint book runner, and Bank of America, N.A., as syndication agent and any and all of the documents, instruments and agreements relating thereto, including, without limitation, all guarantees and security documents, instruments and agreements executed and delivered in connection with the Credit Agreement, as same may have been amended, supplemented, modified, extended, replaced, refinanced, renewed or restated as of the Petition Date.

Creditors' Committee              means (a) the Unofficial Noteholders'
                                  Committee or (b) if an official statutory committee of unsecured creditors is appointed in the Chapter 11 Case by the United States
                                  Trustee and if a majority of such committee's members were members of the Unofficial
                                  Creditors' Committee, then such official committee.

Debtor                            means ITC^DeltaCom, Inc., a Delaware
                                  corporation.

Debtor in Possession              means the Debtor in its capacity as debtor in
                                  possession in the Chapter 11 Case under
                                  sections 1101, 1107(a) and 1108 of the
                                  Bankruptcy Code.

DGCL means the General Corporation Law of the State of Delaware, as amended from time to time.

Disbursing Agent                  means any entity in its capacity as a
                                  disbursing agent under Sections 7.2 and 7.10 of the Plan.

Disclosure Statement              means the disclosure document relating to the
                                  Plan, including, without limitation, all exhibits and schedules thereto as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

Disputed means, with respect to a Claim or Equity Interest, any such Claim or Equity Interest that is not Allowed.

Distribution Record Date          means the date provided in the Confirmation
                                  Order as the record date for distributions under the Plan.

Effective Date                    means the date that is 11 days after the
                                  Confirmation Date, or if such date is not a Business Day, the next succeeding Business
                                  Day, or such later date after the Confirmation
                                  Date as determined by the Debtor with the prior written consent of the Creditors'
                                  Committee so long as no stay of the
                                  Confirmation Order is in effect on such date;
                                  provided, however, that if, on or prior to such date, all conditions to the Effective
                                  Date set forth in Section 10 hereof have not been satisfied or waived, then the Effective
                                  Date shall be the first Business Day following the day on which all such conditions to the Effective Date have been satisfied or waived or such later date as the Debtor may determine with the prior written consent of the Creditors' Committee.

Equity Interest                   means the interest of any holder of equity
                                  securities of the Debtor represented by any issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership interest in the Debtor, whether or not transferable, or any option, warrant or right, contractual or otherwise, to acquire, in connection with or related to, any such interest, including, without limitation, any rights with respect to the Debtor under any registration rights agreement or stockholders agreement to which the Debtor is a party.

Final Order                       means an order or judgment of the Bankruptcy
                                  Court entered by the Clerk of the Bankruptcy
                                  Court on the docket in the Chapter 11 Cases, which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil
                                  Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

Investment Agreement              means that certain investment agreement
                                  dated February 27, 2001 (as amended) among the Debtor, ITC Holding Company, Inc., SCANA
                                  Corporation and HBK Master Fund L.P. which provided for the purchase by such parties of the series B-1 and series B-2 preferred stock and related common stock purchase warrants of the Debtor.

Lien has the meaning set forth in Section 101 of the Bankruptcy Code.

New By-Laws                       means the restated by-laws of the Reorganized
                                  Debtor which shall be in substantially the form annexed as Exhibit 1 hereto.

New Charter                       means the restated certificate of
                                  incorporation of the Reorganized Debtor, which shall be in substantially the form annexed as
                                  Exhibit 1 hereto.

New Common Stock                  means the shares of common stock of the
                                  Reorganized Debtor (par value $0.01 per share) to be issued and outstanding as of the Effective Date pursuant to this Plan.

New Equity Investors              means SCANA Corporation, Campbell B.
                                  Lanier, III and the other qualified investors that are parties to the Purchase Agreements.

New Warrants                      means the warrants to purchase New Common
                                  Stock to be issued pursuant to the New Warrant
                                  Agreement by the Reorganized Debtor to the New
                                  Equity Investors and the Rights Offering
                                  Participants in accordance with the terms set forth in the Purchase Agreements or the Rights
                                  Offering Procedures, as applicable.

New Warrant Agreement             means the agreement between the Debtor and the
                                  warrant agent thereunder in connection with the issuance of the New Warrants, which shall be in substantially the form annexed hereto as
                                  Exhibit 4.

Old Common Stock                  means the issued and outstanding common stock
                                  of the Debtor (par value of $0.01 per share) as of the Petition Date.

Old Common Stock Interest         means an Equity Interest represented by the
                                  shares of the Old Common Stock.

Old Preferred Stock               means the issued and outstanding series A,
                                  series B-1 and series B-2 preferred stock of the Debtor as of the Petition Date.

Old Preferred Stock Interest      means an Equity Interest represented by (a)
                                  the Old Preferred Stock and (b) any option, warrant or right, contractual or otherwise, to acquire, in connection with or related to, any such interest (including, without limitation, any rights with respect to the Debtor under any registration rights agreement or stockholders agreement to which the Debtor is a party).

Other Equity Interests            means an Equity Interest in the Debtor
                                  (including, without limitation, any option, warrant or right, contractual or otherwise, to acquire the Old Common Stock and any rights with respect to the Debtor under any registration rights agreement or stockholders agreement to which the Debtor is a party), other than the Old Common Stock Interests and the Old Preferred Stock Interests.

Other Secured Claims              means any Secured Claim other than the Secured
                                  Bank Claims.

Other Unsecured Claims            means any Unsecured Claim other than Senior
                                  Debt Claims or Subordinated Claims. Other
                                  Unsecured Claims include, but are not limited to any Rejection Claim.

Petition Date                     means June 25, 2002, the date on which the
                                  Debtor commenced the Chapter 11 Case.

Plan means this Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated as of July 26, 2002, including, without limitation, the exhibits and schedules thereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms thereof.

Priority Non-Tax Claim            means Claims which are entitled to priority in
                                  accordance with section 507(a) of the
                                  Bankruptcy Code (other than Administrative
                                  Expense Claims and Priority Tax Claims).

Priority Tax Claim                means any Claim of a governmental unit of the
                                  kind entitled to priority in payment as
                                  specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Purchase Agreements               means (a) the purchase agreement between
                                  SCANA Corporation and the Debtor, dated as of ______ __, 2002 and (b) the purchase agreement among Campbell B. Lanier, III, the several other purchasers identified therein, ITC
                                  Holding Company, Inc. and the Debtor, dated as of ______ __, 2002, each of which governs the purchase of the Convertible Preferred Stock and the New Warrants by the New Equity
                                  Investors and is attached hereto as Exhibit 2.

Ratable Proportion                means, with reference to any distribution
                                  on account of any Claim or Equity Interest in any Class, as the case may be, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Claim or number of shares evidencing such Equity
                                  Interests, as applicable, bears to the
                                  aggregate amount of Claims or aggregate number of outstanding shares of Equity Interests in the same Class, as applicable.

Rejection Claim                   means any Claim against the Debtor arising
                                  from the rejection of any executory contract or unexpired lease, including any Claim of (a) a lessor for damages resulting from the rejection of a lease of real property as such claim shall be calculated in accordance with section 502(b)(6) of the Bankruptcy Code and
                                  (b) an employee for damages resulting from the rejection of an employment agreement as such Claim shall be calculated in accordance with section 502(b)(7) of the Bankruptcy Code.

Reorganized Debtor                means the Debtor as it will be reorganized as
                                  of the Effective Date in accordance with the Plan.

Rights Offering Deadline          means the date set forth in the Confirmation
                                  Order upon which the right to purchase the Rights Offering Units shall lapse in accordance with the Rights Offering
                                  Procedures.

Rights Offering Participant       means a holder of an Allowed Old Common Stock
                                  Interest and/or an Allowed Old Preferred Stock
                                  Interest that elects to purchase Rights
                                  Offering Units pursuant to the terms of
                                  Sections 4.6 and/or 4.7 hereof, as applicable, and the Rights Offering Procedures.

Rights Offering Procedures        means the procedure by which a Rights Offering
                                  Participant will subscribe for and purchase the Rights Offering Units as set forth in
                                  Exhibit 5 hereto.

Rights Offering Unit              means one share of Convertible Preferred Stock
                                  and 6.80 New Warrants issued as a unit that a Rights Offering Participant may purchase for $100 in Cash pursuant to the terms of the Rights Offering Procedures.

Schedules                         means the schedules of assets and liabilities
                                  and the statement of financial affairs filed by the Debtor in accordance with section 521 of the Bankruptcy Code, Bankruptcy Rule 1007 and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended through the Confirmation Date.

Secured Bank Claims               means all Secured Claims of the Banks against
                                  the Debtor arising under or in connection with the Credit Agreement.

Secured Claim                     means a Claim secured by a Lien on Collateral
                                  to the extent of the value of such Collateral
                                  (a) as set forth in the Plan, (b) as agreed to by the holder of such Claim and the Debtor or
                                  (c) as determined by a Final Order in
                                  accordance with section 506(a) of the
                                  Bankruptcy Code or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

Senior Debt Claim                 means any Unsecured Claim for principal and
                                  interest through the Petition Date under the Senior Notes.

Senior Debt New Common Stock      means 81.5 million shares of the issued and
Distribution Amount               outstanding New Common Stock, representing
                                  81.5% of the equity of the Reorganized Debtor as of the Effective Date, giving effect to the conversion of the Convertible Preferred Stock into the New Common Stock but subject to dilution for shares of the New Common Stock issuable under the Restricted Stock Plan and those shares of New Common Stock issuable upon exercise of the New Warrants or under the Employee Option Plan.

Senior Indentures                 means (a) that certain indenture with respect
                                  to the 11% senior notes due 2007 dated as of June 3, 1997 between the Debtor and United
                                  States Trust Company of New York, as trustee, as amended by the supplemental indenture dated as of October 17, 1997, (b) that certain indenture with respect to the 8 7/8% senior notes due 2008 dated as of March 3, 1998 between the Debtor and United States Trust
                                  Company of New York, as trustee, and (c) that certain indenture with respect to the 9 3/4% senior notes due 2008 dated as of November 5, 1998 between the Debtor and United States
                                  Trust Company of New York, as trustee.

Senior Indenture Trustee          means the trustee pursuant to the respective
                                  Senior Indentures.

Senior Notes                      means the (a) 11% senior notes due 2007 having
                                  an aggregate principal amount of $130 million,
                                  (b) 8 7/8% senior notes due 2008 having an aggregate principal amount of $160 million and
                                  (c) 9 3/4% senior notes due 2008 having an aggregate principal amount of $125 million, in each case issued by the Debtor.

Stockholder Litigation Claim      means a Claim (a) arising from rescission
                                  of a purchase or sale of a equity security of the Debtor, (b) for damages arising from the purchase or sale of such equity security or
                                  (c) for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of a Claim for damages or rescission arising out of a purchase or sale of an equity security of the Debtor.

Subordinated Claims               means a Claim for principal and interest
                                  through the Petition Date under the
                                  Subordinated Notes.

Subordinated Indenture            means that certain indenture dated as of
                                  May 12, 1999 with respect to the Subordinated
                                  Notes
                                  between the Debtor and U.S. Trust Company of Texas, N.A., as trustee.

Subordinated Indenture Trustee    means the trustee pursuant to the Subordinated
                                  Indenture.

Subordinated Notes                means the 4 1/2% convertible subordinated
                                  notes due 2006 issued by the Debtor pursuant to the Subordinated Indenture having an aggregate principal amount of $100 million.

Subordinated Note New Common      means 5 million shares of the issued and
Stock Distribution Amount         outstanding New Common Stock, representing 5%
                                  of the equity of the Reorganized Debtor as of the Effective Date, giving effect to the conversion of Convertible Preferred Stock into New Common Stock but subject to dilution for shares of the New Common Stock issuable under the Restricted Stock Plan and those shares of New Common Stock issuable upon exercise of the New Warrants or under the Employee Option
                                  Plan.

Subscription Agreements           means (a) the subscription agreement between
                                  SCANA Corporation and the Debtor and (b) the subscription agreement among Campbell B.
                                  Lanier, III, ITC Holding Company, Inc. and the
                                  Debtor, each dated as of June 25, 2002, which provide for a commitment to purchase the Convertible Preferred Stock and the New
                                  Warrants the terms of which will be
                                  incorporated into the respective Purchase
                                  Agreements.

Unofficial Noteholders'           means the committee of holders of the Senior
Committee                         Notes and the Subordinated Notes formed prior
                                  to the Petition Date and comprised of Aegon;
                                  Angelo Gordon & Co.; Appaloosa Management, LP;
                                  Citadel Investment Group, LLC; Credit Suisse
                                  Asset Management; David L. Babson & Co. Inc.;
                                  Deutsche Bank Securities Inc.; Dresdner
                                  Kleinwort Wasserstein-Grantchester; Marathon
                                  Asset Management Ltd.; MetLife, Inc.; MFS
                                  Investment Management; Provident Investment
                                  Management, LLC; Quattro Global Capital, LLC;
                                  Sankaty Advisors (Bain Capital); The TCW
                                  Group; Wachovia Securities and Wellington
                                  Management Company LLP.

Unsecured Claim                   means any Claim against the Debtor other than
                                  an Administrative Expense Claim, a Priority
                                  Non-Tax Claim, a Priority Tax Claim, a Senior
                                  Debt Claim, a Subordinated Claim or a Secured
                                  Claim.

Voting Securities                 means the Senior Notes, the Subordinated
                                  Notes, the Old Preferred Stock and the Old
                                  Common Stock.

         1.2      Interpretation; Application of Definitions and Rules of
                  Construction.

         Unless otherwise specified, all section, schedule or exhibit references in the Plan are to the respective section in or schedule or exhibit to, the Plan, as the same may be amended, waived or modified from time to time. The words "herein," "hereof," "hereto," "hereunder" and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. A term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

SECTION 2 PROVISIONS FOR PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

         2.1      Administrative Expense Claims.

         All payments to professionals retained pursuant to section 327 of the Bankruptcy Code for compensation and reimbursement of expenses and all payments to reimburse expenses of members of any official creditors' committee (if one is appointed) will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court relating to the payment of interim and final compensation and expenses. The Bankruptcy Court will review and determine all requests for compensation and reimbursement of expenses.

         Subject to certain additional requirements for professionals and certain other entities set forth in this section, the Reorganized Debtor shall pay to each Holder of an Allowed Administrative Expense Claim, on account of its Administrative Expense Claim and in full satisfaction thereof, Cash equal to the amount of such Allowed Administrative Expense Claim on, or as soon as practicable after, the later of the Effective Date and the day on which such Claim becomes an Allowed Claim, unless the Holder and the Debtor or Reorganized Debtor, as the case may be, agree or shall have agreed to other treatment of such Claim, or an order of the Bankruptcy Court provides for other terms; provided, that if incurred in the ordinary course of business or otherwise assumed by the Debtor pursuant to the Plan (including Administrative Expense Claims of governmental units for taxes), an Allowed Administrative Expense Claim will be assumed on the Effective Date and paid, performed or settled by the Reorganized Debtor when due in accordance with the terms and conditions of the particular agreement(s) governing the obligation in the absence of the Chapter 11 Case.

         In addition to the foregoing, section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors and other persons making a "substantial contribution" to a reorganization case, and to attorneys for and other professional advisors to such persons. The amounts, if any, which may be sought by entities for such compensation are not known by the Debtor at this time. Requests for compensation must be approved by the Bankruptcy Court after a hearing on notice at which the Debtor and other parties in interest may participate and, if appropriate, object to the allowance of any compensation and reimbursement of expenses.

         2.2      Priority Tax Claims.

         Priority Tax Claims are those Claims for taxes entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code. Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment of such Allowed Priority Tax Claim, the Reorganized Debtor shall, at its sole option, pay to each holder of an Allowed Priority Tax Claim either (i) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (ii) deferred Cash payments, over a period not exceeding six years after the date of assessment of such Claim, of a value, as of the Effective Date, equal to the Allowed amount of such Claim. All Allowed Priority Tax Claims which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof or accorded such other treatment as may be permitted under section 1129(a)(9) of the Bankruptcy Code. The Debtor does not believe that there will be any Priority Tax Claims due and payable on the Effective Date.

         2.3      Full Settlement.

         The distributions provided for in Section 2.1 hereof are in full settlement, release and discharge of all Administrative Expenses. The distributions provided for in Section 2.2 hereof are in full settlement, release and discharge of all Priority Tax Claims.

SECTION 3         CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

         Claims against and Equity Interests in the Debtor are classified for all purposes, including voting, confirmation and distribution pursuant to the Plan as follows:

         Class 1 - Priority Non-Tax Claims

         Class 2 - Secured Claims

         Class 3 - Senior Debt Claims

         Class 4 - Other Unsecured Claims

         Class 5 - Subordinated Claims

         Class 6 - Old Preferred Stock Interests

         Class 7 - Old Common Stock Interests

         Class 8 - Other Equity Interests

Administrative Expenses and Priority Tax Claims have not been classified (as set forth in Section 2 hereof) and are excluded from the foregoing classes in accordance with section 1123(a)(1) of the Bankruptcy Code.

SECTION 4         PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY INTERESTS

         4.1      Class 1 - Priority Non-Tax Claims.

         Class 1 consists of all Allowed Priority Non-Tax Claims. Class 1 is unimpaired. On the Effective Date, except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a different treatment of such Allowed Priority Non-Tax Claim, each holder of an Allowed Priority Non-Tax Claim shall receive (i) Cash in the amount of such Allowed Priority Non-Tax Claim in accordance with section 1129(a)(9) of the Bankruptcy Code and/or (ii) such other treatment, as determined by the Bankruptcy Court, required to render such Claim unimpaired. All Allowed Priority Non-Tax Claims which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

         4.2      Class 2 - Secured Claims.

         Class 2 consists of all Allowed Secured Bank Claims and Other Secured Claims. Class 2 is unimpaired. Each Allowed Claim in Class 2 will be treated as follows: (i) the Plan will leave unaltered the legal, equitable and contractual rights to which such Claim entitles the holder or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Claim in Class 2 to demand or receive payment of such Claim prior to the stated maturity of such Claims from and after the occurrence of a default, such Allowed Claim in Class 2 will be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code.

         4.3      Class 3 - Senior Debt Claims.

         Class 3 consists of all Senior Debt Claims which shall be Allowed in the amount of $[435,375,243]. Class 3 is impaired. On the Effective Date or as soon as practicable thereafter, each holder of an Allowed Senior Debt Claim as of the Distribution Record Date will receive its Ratable Proportion of the Senior Debt New Common Stock Distribution Amount. Any securities, notes, instruments or documents evidencing the Senior Debt Claims will be cancelled on the Effective Date.

         To the extent, if any, that the classification and manner of satisfying Claims under the Plan does not take into consideration all contractual, legal and equitable subordination rights that holders of Allowed Senior Debt Claims may have against holders of Claims or Equity Interests with respect to distributions made pursuant to this Plan, each holder of an Allowed Senior Debt Claim shall be deemed, upon the Effective Date, to have waived all contractual, legal or equitable subordination rights that such holder might have, including, without limitation, any such rights arising out of the Senior Notes, the Subordinated Notes, the Senior Indentures or the Subordinated Indenture or otherwise.

         The payments and distributions to be made under the Plan to holders of Senior Notes shall be made to the applicable Senior Indenture Trustee, which shall transmit such payments and distributions to holders of such Allowed Senior Debt Claims. In addition, on the Effective Date, the Debtor shall pay to the Senior Indenture Trustees an amount equal to the reasonable fees and expenses incurred by the Senior Indenture Trustees on behalf of the holders of the Senior Notes during the period up to and including the Effective Date. In exchange, the Senior Indenture Trustees shall be deemed to have waived any entitlement to any lien, claim or interest granted under the Senior Indentures (including those interests described in the immediately preceding paragraph of this section) with respect to any distributions made to holders of Senior Debt Claims under the Plan.

         In addition to the payments and distributions to the Senior Indenture Trustees, the professionals of the Unofficial Noteholders' Committee, Fried, Frank, Harris, Shriver & Jacobson and Chanin Capital Partners, LLC, will be paid, in Cash, their reasonable, unpaid fees and expenses incurred (whether incurred prior to or after the Petition Date) in accordance with their engagement letters, dated April 16, 2002 and March 25, 2002 respectively (collectively, the "Engagement Letters") on the Effective Date or as soon as practicable thereafter. Such amounts will be deemed to be incremental distributions on behalf of the Allowed Claims in Classes 3 and 5 and, accordingly, shall not be treated as Administrative Claims. As part of the process of confirming and consummating this Plan, if the Bankruptcy Court, the United States Trustee or any other party in interest wishes to review the fees and expenses pursuant to applicable standards under section 1129(a)(4) of the Bankruptcy Code, such professionals are prepared to provide statements with respect to their fees and reimbursement of expenses and to submit such statements to the review of the Bankruptcy Court.

         4.4      Class 4 - Other Unsecured Claims.

         Class 4 consists of all Allowed Other Unsecured Claims. Class 4 is unimpaired. Each holder of an Allowed Other Unsecured Claim shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code. All Allowed Other Unsecured Claims which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

         In any event, all Allowed Other Unsecured Claims in Class 4 that have become due and payable on or before the Effective Date (unless previously paid) will be paid in full, in Cash (with interest to the extent permitted by the Bankruptcy Court), on, or as soon as practicable after the Effective Date, or at such other time as is mutually agreed upon by the Debtor or the Reorganized Debtor, as the case may be, and the holder of such Claim, or if not due and payable on the Effective Date, such Claim will be reinstated and paid in full in accordance with its terms or otherwise rendered unimpaired.

         4.5      Class 5 - Subordinated Claims.

         Class 5 consists of all Subordinated Claims which shall be Allowed in the amount of $[102,771,575]. Class 5 is impaired. On the Effective Date or as soon as practicable thereafter, each holder of an Allowed Subordinated Claim as of the Distribution Record Date will receive its Ratable Proportion of the Subordinated Note New Common Stock Distribution Amount. Any securities, notes, instruments or documents evidencing the Subordinated Claims will be cancelled on the Effective Date.

         The payments and distributions to be made under the Plan to holders of Subordinated Notes shall be made to the Subordinated Indenture Trustee, which shall transmit such payments and distributions to holders of such Allowed Subordinated Claims. In addition, on the Effective Date, the Debtor shall pay to the Subordinated Indenture Trustee an amount equal to the reasonable fees and expenses incurred by the Subordinated Indenture Trustee on behalf of the holders of the Subordinated Notes during the period up to and including the Effective Date. In exchange, the Subordinated Indenture Trustee shall be deemed to have waived any entitlement to any lien, claim or interest granted under the Subordinated Indenture (including those interests described in the immediately preceding paragraph of this section) with respect to any distributions made to holders of Subordinated Notes under the Plan.

         In addition to the payments and distributions to the Subordinated Indenture Trustee, the professionals of the Unofficial Noteholders' Committee, Fried, Frank, Harris, Shriver & Jacobson and Chanin Capital Partners, LLC, will be paid, in Cash, their reasonable, unpaid fees and expenses incurred (whether incurred prior to or after the Petition Date) in accordance with the Engagement Letters on the Effective Date or as soon as practicable thereafter. Such amounts will be deemed to be incremental distributions on behalf of the Allowed Claims in Classes 3 and 5 and, accordingly, shall not be treated as Administrative Claims. As part of the process of confirming and consummating the Plan, if the Bankruptcy Court, the United States Trustee or any other party in interest wishes to review the fees and expenses pursuant to the applicable standards under section 1129(a)(4) of the Bankruptcy Code, such professionals are prepared to provide statements with respect to their fees and reimbursement of expenses and to submit such statements to the review of the Bankruptcy Court.

         4.6      Class 6 - Old Preferred Stock Interests.

         Class 6 consists of all Allowed Old Preferred Stock Interests. Class 6 is impaired. On the Effective Date or as soon as practicable thereafter, each holder of an Allowed Old Preferred Stock Interest as of the Distribution Record Date will receive its Ratable Proportion of the 255,000 shares of New Common Stock. In addition, each holder of an Allowed Old Preferred Stock Interest may elect (but is not required) to purchase one Rights Offering Unit for every [__] shares of Old Preferred Stock held by such holder pursuant to the terms of, and at the price specified in, the Rights Offering Procedures. Any holder of an Allowed Old Preferred Stock Interest which so elects (a "Rights Offering Participant") shall be deemed to be have accepted the terms of the Rights Offering Procedures and shall be subject to all the terms and conditions thereof. On the Effective Date or as soon as practicable thereafter, each holder of an Allowed Old Preferred Stock Interest which has elected to become a Rights Offering Participant will receive the number of Rights Offering Units for which it has validly subscribed and paid the full purchase price. The Old Preferred Stock Interests will be cancelled on the Effective Date.

         4.7      Class 7 - Old Common Stock Interests.

         Class 7 consists of all Allowed Old Common Stock Interests. Class 7 is impaired. On the Effective Date or as soon as practicable thereafter, each holder of an Allowed Old Common

Stock Interest as of the Distribution Record Date will receive its Ratable Proportion of the 745,000 shares of New Common Stock. In addition, each holder of an Allowed Old Common Stock Interest may elect (but is not required) to purchase one Rights Offering Unit for every [__] shares of Old Common Stock held by such holder pursuant to the terms of, and at the price specified in, the Rights Offering Procedures. Any holder of an Allowed Old Common Stock Interest which so elects (a "Rights Offering Participant") shall be deemed to be have accepted the terms of the Rights Offering Procedures and shall be subject to all the terms and conditions thereof. On the Effective Date or as soon as practicable thereafter, each holder of an Allowed Old Common Stock Interest which has elected to become a Rights Offering Participant will receive the number of Rights Offering Units for which it has validly subscribed and paid the full purchase price. The Old Common Stock will be cancelled on the Effective Date.

         4.8      Class 8 - Other Equity Interests.

         Class 8 consists of all Other Equity Interests. Class 8 is impaired. The Other Equity Interests will be cancelled on the Effective Date and no distribution will be made in respect thereof.

         4.9      Alternate Treatment for Holders of Allowed Claims.

         Notwithstanding the treatment provided for holders of Allowed Claims in this Section 4, the Reorganized Debtor and the holder of an Allowed Claim may agree to other treatment of such Claim, including payment in Cash, provided that such treatment shall not provide a return having a present value in excess of the present value of the distribution that otherwise would be made to such holder under Section 4 hereof.

SECTION 5 IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED AND UNIMPAIRED BY THE PLAN; ACCEPTANCE OR REJECTION OF THE PLAN

         5.1 Holders of Claims and Equity Interests Impaired by the Plan and Entitled to Vote.

         Each of Class 3 (Senior Debt Claims), Class 5 (Subordinated Claims), Class 6 (Old Preferred Stock Interests) and Class 7 (Old Common Stock Interests) is impaired by the Plan and the holders of Allowed Claims and Allowed Equity Interests in each of such Classes are entitled to vote to accept or reject the Plan.

         5.2 Holders of Claims and Equity Interests Not Impaired by the Plan and Conclusively Presumed to Have Accepted the Plan.

         Each of Class 1 (Priority Non-Tax Claims), Class 2 (Secured Claims) and Class 4 (Other Unsecured Claims) is unimpaired by the Plan and the holders of Claims in each of such Classes are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

         5.3 Holders of Equity Interests Impaired by the Plan and Deemed Not to Have Accepted the Plan.

         Class 8 (Other Equity Interests) are impaired by the Plan and holders of Equity Interests in Class 8 will receive no distribution in respect thereof. Class 8 is deemed to have rejected the Plan. Accordingly, holders of Equity Interests in Class 8 are not entitled to vote to accept or reject the Plan and the votes of such holders will not be solicited.

         5.4      Non-consensual Confirmation.

         If any impaired Class of Claims or Interests entitled to vote shall not accept the Plan by the requisite majorities provided in section 1126(c) of the Bankruptcy Code, or if any impaired Class of Claims or Equity Interests is deemed to reject the Plan, the Debtor reserves the right (a) to amend the Plan in accordance with section 13.2 hereof and/or (b) to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code.

SECTION 6         MEANS OF IMPLEMENTATION OF THE PLAN

         6.1      Issuance of New Securities.

         The issuance of the New Common Stock, the Convertible Preferred Stock and the New Warrants are hereby authorized without further act or action under applicable law, regulation, order or rule. Subject to the terms of the Purchase Agreements and the Rights Offering Procedures, the Reorganized Debtor is hereby authorized to enter into such agreements and documents and issue such instruments as may be necessary to effectuate the issuance of the New Common Stock, the Convertible Preferred Stock and the New Warrants, in each case reasonably acceptable to the Creditors' Committee, including the Certificate of Designation and the New Warrant Agreement.

         6.2      Termination of Subordination.

         The classification and manner of satisfying all Claims and Equity Interests under the Plan and the distributions hereunder take into consideration all contractual, legal and equitable subordination rights, whether arising under any agreement, general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise, that a holder of a Claim or Equity Interest may have against another holder of a Claim or Equity Interest with respect to any distribution made pursuant to this Plan. The Plan incorporates a proposed compromise and settlement relating to the operation of the subordination provisions contained in the Subordinated Indenture. The provisions of the Plan relating to the distribution of New Common Stock to Holders of Senior Debt Claims (Class 3) and Subordinated Claims (Class 5) reflect this compromise and settlement which, upon the Effective Date, shall be binding upon the Debtor, all Creditors and all persons receiving any payments or other distributions under the Plan. On the Effective Date, all contractual, legal or equitable subordination rights that such holder may have with respect to any distribution to be made pursuant to this Plan shall be deemed to be waived, discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims and Allowed Equity Interests shall not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by any beneficiary of such terminated subordination rights.

         6.3      Distributions.

         On the Effective Date or as soon as practicable thereafter, the Reorganized Debtor shall make or cause to be made to the holders of Allowed Claims and Allowed Equity Interests the distributions of the New Common Stock, Rights Offering Units and Cash as provided in Section 4 hereof. Disputed Claims and Disputed Equity Interests shall be resolved in accordance with Section 8 hereof and, if a Disputed Claim or Disputed Equity Interest thereafter becomes an Allowed Claim or an Allowed Equity Interest by Final Order, distributions shall be made on account of such Claim or Equity Interest in accordance with
Section 8.3 hereof.

         6.4      Cash Payments by the Debtor.

         On the Effective Date, the Debtor shall pay holders of Allowed Claims such Cash as is necessary to make the Cash distributions and any other Cash payments required hereunder.

         6.5      Cancellation of Existing Securities and Agreements.

         On the Effective Date, the Senior Notes, the Subordinated Notes, any documents and instruments which evidence the Senior Debt Claims and the Subordinated Claims, the Old Preferred Stock Interests, the Old Common Stock Interests and the Other Equity Interests shall (a) be cancelled and (b) have no effect other than the right to participate in the distributions, if any, provided under the Plan in respect of such Claims and Equity Interests. Except for purposes of effectuating the distributions under the Plan on the Effective Date, the Senior Indentures and the Subordinated Indenture shall be cancelled. Except as otherwise provided in the Plan, the Debtor, on the one hand, and the Senior Indenture Trustees or Subordinated Indenture Trustee, on the other hand, will be released from any and all obligations under the applicable Senior Indenture or Subordinated Indenture except with respect to the payments required to be made to each such Senior Indenture Trustee or Subordinated Indenture Trustee as provided in the Plan or with respect to such other rights of such Senior Indenture Trustee or Subordinated Indenture Trustee that, pursuant to the terms of such Senior Indenture or Subordinated Indenture, survive the termination of such Senior Indenture or Subordinated Indenture.

         6.6      Corporate Action.

         (a) Board of Directors of the Reorganized Debtor. On the Effective Date, the operation of the Reorganized Debtor shall become the general responsibility of its Board of Directors, subject to, and in accordance with, the New Charter and the New By-Laws of the Reorganized Debtor. The initial Board of Directors of the Reorganized Debtor shall consist of seven members to be selected as follows: (i) the Unofficial Noteholders' Committee shall select four members, two of whom will be independent directors, and (ii) the New Equity Investors shall select two members. The seventh member of the initial Board of Directors of the Reorganized Debtor shall be the chairman and chief executive officer of the Reorganized Debtor. The members of the initial Board of Directors of the Reorganized Debtor shall be approved by the Board of Directors of the Debtor. The initial members of the Board of Directors of the Reorganized Debtor shall be disclosed in the Disclosure Statement or such other filing as may be made with the Bankruptcy Court prior to the Confirmation Date. The directors of the Debtor immediately prior to the Effective Date shall be deemed to have resigned as of the Effective Date and shall be replaced by the Board of Directors of the Reorganized Debtor.

         (b) Officers of the Reorganized Debtor. The initial officers of the Reorganized Debtor are or shall be disclosed in the Disclosure Statement or such other filing as may be made with the Bankruptcy Court prior to the Confirmation Date. The selection of officers of the Reorganized Debtor after the Effective Date shall be as provided in the New Charter and the New By-Laws.

         6.7      Restated Certificate of Incorporation.

         On the Effective Date, or as soon thereafter as is practicable, the Reorganized Debtor shall file with the Secretary of State of the State of Delaware in accordance with section 303 of the DGCL, the New Charter which shall, among other things, prohibit the Reorganized Debtor from creating, designating, authorizing or causing to be issued any class or series of non-voting stock. On the Effective Date, the New Charter shall automatically become effective, and all other matters provided under this Plan involving the corporate structure of the Reorganized Debtor, or corporate action by it, shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to section 303 of the DGCL without any requirement of further action by the stockholders, the directors or the officers of the Reorganized Debtor.

         6.8      Management Incentive Plan.

         On the Effective Date or as soon thereafter as is practicable, the Board of Directors of the Reorganized Debtor shall implement a management incentive plan containing: (i) a restricted stock plan for the officers of the Reorganized Debtor of 2,000,000 shares of New Common Stock (the "Restricted Stock Plan") which shall be awarded on the Effective Date or as soon thereafter as is practicable and (ii) an employee option allocation plan of 7,000,000 shares of New Common Stock (the "Employee Option Plan"). Under the Employee Option Plan, options will be granted as follows: (i) options for 4,000,000 shares will be awarded by the Board of Directors of the Reorganized Debtor on the Effective Date or as soon thereafter as is practicable with the exercise price of (a) $[2.64] per share for one-third of the options, (b) $[3.04] per share for one-third of the options and (c) $[3.43] per share for one-third of the options; and (ii) options for 3,000,000 shares will be awarded thereafter at the discretion of the Board of Directors of the Reorganized Debtor. The options under the Employee Option Plan and New Common Stock issuable under the Restricted Stock Plan to be awarded on the Effective Date or as soon as practicable thereafter will be vested as to 1/3 of the shares subject to the award on grant date and as to an additional 1/3 of the shares subject to the award on each of the first and second anniversaries of the grant date.

         6.9      Allocation of Plan Distributions Between Principal and
                  Interest.

         To the extent that any Allowed Claim entitled to a distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for federal income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

         6.10     Registration Rights Agreements

         As of the Effective Date, the Reorganized Debtor and certain holders of New Common Stock shall enter into the common stock registration rights agreement, the form of which is attached hereto as Exhibit 6. As of the Effective Date, the Reorganized Debtor and certain holders of the Convertible Preferred Stock shall enter into the preferred stock registration rights agreement, the form of which is attached hereto as Exhibit 7.

         6.11     Resolution of Disputes as to Indenture Trustees' Fees and
                  Expenses

         To the extent, after being furnished with normal supporting documents for such fees and expenses, the Reorganized Debtor disputes the reasonableness of any fees and expenses of the Senior Indenture Trustees or the Subordinated Indenture Trustee, the Reorganized Debtor will pay such fees and expenses as are not disputed, and will submit to the applicable Senior Indenture Trustee or Subordinated Indenture Trustee a written list of specific fees and expenses viewed by the Reorganized Debtor as not being reasonable. To the extent that the Reorganized Debtor and the applicable Senior Indenture Trustee or Subordinated Indenture Trustee are unable to resolve the dispute, the dispute will be resolved by the Bankruptcy Court. Pending the resolution of any such dispute by consent or by Final Order, an amount of cash equal to the disputed portion of the applicable Senior Indenture Trustee's or Subordinated Indenture Trustee's request for fees and expenses will be held in trust in one or more segregated bank accounts in the name of the applicable Disbursing Agent for the benefit of the applicable Senior Indenture Trustee or Subordinated Indenture Trustee, accounted for separately, and paid to the applicable Senior Indenture Trustee or the Subordinated Indenture Trustee and/or returned to the Reorganized Debtor, as required by the agreement of the Reorganized Debtor and the applicable Senior Indenture Trustee or Subordinated Indenture Trustee or Final Order, as the case may be. The Senior Indenture Trustees or the Subordinated Indenture Trustee will not attach or set off any of their fees and expenses against distributions to Holders of Senior Debt Claims or Subordinated Claims and will not otherwise withhold or delay any such distributions.

SECTION 7         PROVISIONS GOVERNING DISTRIBUTIONS

         7.1      Date of Distributions.

         Unless otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the Effective Date or as soon as practicable thereafter and deemed made on the Effective Date. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, and if so completed shall be deemed to have been completed as of the required date.

         7.2      Disbursing Agents.

         Distributions to holders of Senior Notes shall be made by their respective Senior Indenture Trustees as Disbursing Agents for such holders. Distributions to holders of Subordinated Notes shall be made by the Subordinated Indenture Trustee as Disbursing Agent for such holders. All other distributions under the Plan shall be made by the Reorganized Debtor as Disbursing Agent or such other entity designated by the Reorganized Debtor as a Disbursing Agent. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court, and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtor.

         7.3      Surrender of Instruments.

         As a condition to receiving any distribution under the Plan each holder of a Senior Note, Subordinated Note, Old Common Stock or Old Preferred Stock must surrender such Senior Note, Subordinated Note, Old Preferred Stock or Old Common Stock to the appropriate Disbursing Agent. Any holder of a Senior Note, Subordinated Note, Old Preferred Stock, or Old Common Stock that fails to (a) surrender such instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Reorganized Debtor and, if requested by the Reorganized Debtor, furnish a bond in form, substance, and amount reasonably satisfactory to the Reorganized Debtor before the first anniversary of the Effective Date shall be deemed to have forfeited all rights and claims and may not participate in any distribution under the Plan.

         The procedures by which Holders of Allowed Claims and Allowed Equity Interests in Class 3, 5, 6 or 7 surrender their Voting Securities and exchange such Voting Securities for New Common Stock shall be determined based upon the manner in which the Voting Securities were issued and the manner in which they are held, as set forth below.

         (i)      Voting Securities Held in Book-Entry Form

         Voting Securities held in book-entry form through bank and broker nominee accounts shall be mandatorily exchanged for the New Common Stock through the facilities of such nominees and the systems of the applicable securities depository or The Depository Trust Company ("DTC").

         (ii)     Voting Securities in Physical, Registered, Certificated Form

         Each Holder of Voting Securities in physical, registered, certificated form will be required, promptly after the Confirmation Date, to deliver its physical certificates (the "Tendered Certificates") to the Disbursing Agent, accompanied by a properly executed letter of transmittal, to be distributed by the Disbursing Agent promptly after the Confirmation Date and containing such representations and warranties as are described in the Disclosure Statement (a "Letter of Transmittal").

         Any New Common Stock to be distributed pursuant to this Plan on account of any Allowed Claim or Allowed Equity Interest in Class 3, 5, 6 or 7 represented by a Voting Security held in physical, registered, certificated form shall, pending such surrender, be treated as an undeliverable distribution pursuant to Section 7.5 below.

         Signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution (as defined below), unless the Voting Securities tendered pursuant thereto are tendered for the account of an Eligible Institution. If signatures on a Letter of Transmittal are required to be guaranteed, such guarantees must be by a member firm of a registered national securities exchange in the United States, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or a correspondent in the United States (each of which is an "Eligible Institution"). If Voting Securities are registered in the name of a Person other than the Person signing the Letter of Transmittal, the Voting Securities, in order to be tendered validly, must be endorsed or accompanied by a properly completed power of authority, with signature guaranteed by an Eligible Institution.

         All questions as to the validity, form, eligibility (including time of receipt), and acceptance of Letters of Transmittal and Tendered Certificates will be resolved by the applicable Disbursing Agent, whose determination shall be final and binding, subject only to review by the Bankruptcy Court upon application with due notice to any affected parties in interest. The Debtor reserves the right, on behalf of itself and the Disbursing Agent, to reject any and all Letters of Transmittal and Tendered Certificates not in proper form, or Letters of Transmittal and Tendered Certificates, the Disbursing Agent's acceptance of which would, in the opinion of the Disbursing Agent or its counsel, be unlawful.

         (iii) Voting Securities in Bearer Form Held Through a Broker or Bank Participant in DTC

         Voting Securities held in bearer form through a broker or bank participant in DTC shall be mandatorily exchanged for the New Common Stock through the facilities of such nominees and the securities depository holding such Voting Securities on behalf of the broker or bank.

         (iv)     Delivery of New Common Stock in Exchange for Voting
                  Securities.

         On the Effective Date, the Reorganized Debtor or the Disbursing Agent shall issue and authenticate the New Common Stock, and shall apply to DTC to make the New Common Stock eligible for deposit at DTC. With respect to Holders of Voting Securities who hold such Voting Securities through nominee accounts at bank and broker participants in DTC, the Disbursing Agent shall deliver the New Common Stock to DTC or to the registered address specified by DTC. DTC (or its depositary) shall return the applicable Voting Securities to the Disbursing Agent for cancellation.

         The Disbursing Agent will request that DTC effect a mandatory exchange of the applicable Voting Securities for the New Common Stock by crediting the accounts of its participants with the New Common Stock in exchange for the Voting Securities. On the effective date of such exchange, each DTC participant will effect a similar exchange for accounts of the beneficial owners holding Voting Securities through such firms. Neither the Reorganized Company nor the Disbursing Agent shall have any responsibility or liability in connection with DTC's or such participants' effecting, or failing to effect, such exchanges.

         Holders of Voting Securities holding such Voting Securities outside DTC will be required to surrender their Voting Securities by delivering them to the Disbursing Agent, along with properly executed Letters of Transmittal (as described above in Section 7.3(ii)). The Disbursing Agent shall forward New Common Stock on account of such Voting Securities to such Holders.

         7.4      Delivery of Distributions.

         Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or an Allowed Equity Interest shall be made at the address of such holder as set forth on the books and records of the Debtor or its agents, unless the Debtor has been notified in writing of a change of address. In the event that any distribution to any holder is returned as undeliverable, the appropriate Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the appropriate Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtor, and the claim of any other holder to such property or interest in property shall be discharged and forever barred.

         7.5      Manner of Payment Under the Plan.

         At the option of the appropriate Disbursing Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

         7.6      Fractional Shares.

         No fractional shares of the New Common Stock shall be distributed. When any distribution pursuant to the Plan on account of an Allowed Claim or an Allowed Equity Interest would otherwise result in the issuance of New Common Stock that is not a whole number of shares, the actual distribution of New Common Stock shall be rounded as follows: (i) fractions of 1/2 or greater shall be rounded to the next higher whole number of shares; and (ii) fractions of less than 1/2 shall be rounded to the next lower whole number of shares. The total number of shares of New Common Stock to be distributed to a Class of Claims or Equity Interests will be adjusted as necessary to account for the rounding provided for in this section. No consideration will be provided in lieu of fractional shares that are rounded down.

         7.7      Setoffs and Recoupment.

         The Debtor may, but shall not be required to, set off against, or recoup from, any Claim and the payments to be made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever that the Debtor may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor of any such claim it may have against such claimant.

         7.8      Distributions After Effective Date.

         Distributions made after the Effective Date to holders of Disputed Claims or Disputed Equity Interests that are not Allowed Claims or Allowed Equity Interests as of the Effective Date but which later become Allowed Claims or Allowed Equity Interests shall be deemed to have been made on the Effective Date.

         7.9      Rights and Powers of Disbursing Agents.

         (a) Powers of the Disbursing Agents. Each Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities and (iv) exercise such other powers as may be vested in the Disbursing Agents by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agents to be necessary and proper to implement the provisions hereof.

         (b) Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by a Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Disbursing Agents shall be paid in Cash by the Reorganized Debtor.

         7.10     Exculpation.

         The Debtor, the Reorganized Debtor, each of the members of the Unofficial Noteholders' Committee, each of the members of any official creditors' committee (if appointed), the Disbursing Agents and each of their respective members, partners, officers, directors, employees and representatives (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons) shall have no liability to any person for any act or omission in connection with, or arising out of, the Disclosure Statement, the Plan, the solicitation of votes for and the pursuit of confirmation of the Plan, the formulation, preparation, implementation or consummation of the Plan, including the prepetition negotiations with respect thereto, the administration of the Plan or the property to be distributed under the Plan or the Chapter 11 Case or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, or any other act taken or omitted to be taken in connection with the Chapter 11 Case, except for willful misconduct or gross negligence as determined by a Final Order after exhaustion of all rights of appeal, reconsideration or rehearing and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and the Chapter 11 Case.

         7.11     Retention of Ballots

         Each custodian bank, agent, broker, or other nominee for voting on behalf of beneficial owners of Voting Securities or registered holders who are beneficial owners of Voting Securities shall retain all ballots for possible inspection for a period of at least two years following the Effective Date.

SECTION 8 PROCEDURES FOR TREATING DISPUTED CLAIMS AND DISPUTED EQUITY INTERESTS UNDER THE PLAN

         8.1      Disputed Claims Process.

         Except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, the Debtor (in consultation with the Creditors' Committee) or the Reorganized Debtor shall have the exclusive right to make and file objections to Administrative Expense Claims, Claims or Equity Interests subsequent to the Confirmation Date. All objections shall be litigated to Final Order; provided, however, that the Reorganized Debtor shall have the authority to compromise, settle, otherwise resolve or withdraw any objections, without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtor or the Reorganized Debtor shall file all objections to Administrative Expense Claims, Claims or Equity Interests that are the subject of proofs of claim or interests or requests for payment filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses) and serve such objections upon the holders of the Administrative Expense Claims, Claims or Equity Interests as to which the objections are made as soon as is practicable, but in no event later than (a) one hundred twenty (120) days after the Effective Date or the date on which a proof of claim or interest or request for payment is filed with the Bankruptcy Court or (b) such later date as may be determined by the Bankruptcy Court upon a motion which may be made without further notice or hearing.

         8.2      No Distributions Pending Allowance.

         Notwithstanding any other provision hereof, if any portion of a Claim or Equity Interest is Disputed, no payment or distribution provided hereunder shall be made on account of such Claim or Equity Interest unless and until such Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or Allowed Equity Interest.

         8.3      Distributions After Allowance.

         To the extent that a Disputed Claim or Disputed Equity Interest ultimately becomes an Allowed Claim or Allowed Equity Interest, a distribution shall be made to the holder of such Allowed Claim or Allowed Equity Interest in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Equity Interest becomes a Final Order, the applicable Disbursing Agent shall provide to the holder of such Claim or Equity Interest the distribution to which such holder is entitled under the Plan as if the Disputed Claim or Disputed Equity Interest had been an Allowed Claim or Allowed Equity Interest on or prior to the Effective Date, without any post-Effective Date interest thereon.

SECTION 9         PROVISIONS GOVERNING EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         9.1      Assumption or Rejection of Contracts and Leases.

         This Plan constitutes a motion by the Debtor to assume, as of the Effective Date, all executory contracts and unexpired leases to which the Debtor is a party, except for an executory contract or unexpired lease that, prior to the Effective Date, (a) has been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) is included on the Contract Rejection Schedule or (c) is the subject of a separate then pending motion filed under section 365 of the Bankruptcy Code by the Debtor. For purposes hereof, each executory contract and unexpired lease listed on the Contract Rejection Schedule that relates to the use or occupancy of real property shall include (i) modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on the Contract Rejection Schedule and (ii) executory contracts or unexpired leases appurtenant to the premises listed on the Contract Rejection
Schedule including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements is assumed.

         9.2      Cure of Defaults in Connection with Assumption

         Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, pursuant to section 365(b)(l) of the Bankruptcy Code, at the option of the Debtor or the Reorganized Debtor, as the case may be: (a) by payment of the cure amount in Cash on the Effective Date or as soon as practicable thereafter; or
(b) on such other terms as are agreed to by the parties to such executory contract or unexpired lease.

         If there is a dispute regarding: (i) the amount of any cure payments;
(ii) the ability of the Reorganized Debtor to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, the cure payments required by section 365(b)(l) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption.

         9.3      Amendments to Schedule; Effect of Amendments.

         Pursuant to the Plan, the Debtor shall assume each of the executory contracts and unexpired leases except as provided for in Section 9.1 hereto; provided, that the Debtor may at any time on or before the first Business Day before the date of the commencement of the Confirmation Hearing amend the Contract Rejection Schedule (with the prior written consent of the Creditors' Committee which consent shall not be unreasonably withheld) to delete or add any executory contract or unexpired lease thereto, in which event such executory contract or unexpired lease shall be deemed to be, respectively, assumed and, if applicable, assigned as provided therein, or rejected. The Debtor shall provide notice of any amendments to the Contract Rejection Schedule to the parties to the executory contracts or unexpired leases affected thereby and the Creditors' Committee. The fact that any contract or lease is scheduled on the Contract Rejection Schedule shall not constitute or be construed to constitute an admission by the Debtor that the Debtor has any liability thereunder.

         9.4      Bar to Rejection Damage Claims.

         In the event that the rejection of an executory contract or unexpired lease by the Debtor results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Debtor or its properties or interests in property as agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtor on or before 30 days after the entry of an order by the Bankruptcy Court, which may be the Confirmation Order, authorizing rejection of a particular executory contract or lease.

         9.5      Indemnification Obligations.

         The obligations of the Debtor pursuant to, or under, its certificate of incorporation, bylaws, contract, applicable state law or otherwise to indemnify its directors and officers who were or are directors or officers, respectively, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under the Plan.

SECTION 10        CONDITIONS PRECEDENT TO CONFIRMATION DATE AND EFFECTIVE DATE

         10.1     Conditions to Confirmation Date.

         The Plan shall not be confirmed by the Bankruptcy Court unless and until the following conditions shall have been satisfied or waived pursuant to
Section 10.3 of the Plan:

         (a) The class of holders of Senior Debt Claims (Class 3) shall have voted to accept the Plan by the requisite majorities provided in Section 1126(c) of the Bankruptcy Code;

         (b) The Plan and all exhibits thereto shall be in form and substance satisfactory to the Creditors' Committee in all respects (other than the New Charter and New By-Laws which need only be reasonably satisfactory to the Creditors' Committee) and shall be filed with the Bankruptcy Court prior to the Confirmation Hearing; and

         (c) An order shall have been entered by the Bankruptcy Court, which may be the Confirmation Order, estimating the Bondholder Litigation Claims and the Stockholder Litigation Claims at zero for purposes of allowance and distribution under the Plan.

         10.2     Conditions Precedent to Effective Date of the Plan.

         The occurrence of the Effective Date of the Plan is subject to satisfaction of the following conditions precedent:

         (a) The Confirmation Order, in form and substance satisfactory to the Debtor and the Creditors' Committee, shall have been entered by the Clerk of the Bankruptcy Court and such Order shall have become a Final Order;

         (b) All other actions and all agreements, instruments or other documents (in form and substance satisfactory to the Creditors' Committee except as set forth below) necessary to implement the terms and provisions hereof shall have been effected;

         (c) Any amendment to, or modification of, the Credit Agreement shall be on terms and conditions reasonably satisfactory to the Creditors' Committee;

         (d) The Purchase Agreements shall be in full force and effect and all conditions therein to the obligation of the New Equity Investors to purchase the Convertible Preferred Stock and the New Warrants shall have been satisfied or waived, including the execution and delivery of such agreements, documents and instruments contemplated therein;

         (e) The Rights Offering Deadline, including any extensions thereto, shall have passed;

         (f) The Company shall have used its reasonable best efforts to reduce its capital lease obligations which arise prior to December 31, 2004;

         (g) The statutory fees owing to the United States Trustee shall have been paid in full;

         (h) Any alteration or interpretation of any term or provision of the Plan by the Bankruptcy Court pursuant to Section 13.2 of the Plan shall be reasonably acceptable to the Debtor and the Creditors' Committee; and

         (i) The Debtor shall have received all authorizations, consents, regulatory approvals that are determined to be necessary to implement the Plan.

         10.3     Waiver of Conditions Precedent.

         Each of the conditions precedent in Section 10.1 and 10.2 hereof other than Sections 10.1(a), 10.2(d), 10.2(g) and 10.2(i) may be waived, in whole or in part, by the Debtor, with the prior written consent of the Creditors' Committee. Any such waivers of a condition precedent in Section 10.1 and 10.2 hereof may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action (other than by the Debtor and the Creditors' Committee).

         10.4     Effect of Failure of Conditions.

         In the event that one or more of the conditions specified in Section
10.2 of the Plan have not occurred on or before 90 days after the Confirmation Date or have not been waived pursuant to Section 10.3 hereof, (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtor and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (d) the Debtor's obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in any further proceeding involving the Debtor.

SECTION 11        EFFECT OF CONFIRMATION

         11.1     Vesting of Assets.

         On the Effective Date, the Debtor, its properties and interests in property and its operations shall be released from the custody and jurisdiction of the Bankruptcy Court, and the estate of the Debtor shall vest in the Reorganized Debtor. From and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.

         11.2     Binding Effect.

         Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtor and such holder's respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

         11.3     Discharge of Debtor.

         Except to the extent otherwise provided herein, the treatment of all Claims against or Equity Interests in the Debtor hereunder shall be in exchange for and in complete satisfaction, discharge and release of all (a) Claims against or Equity Interests in the Debtor of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, and (b) all Claims against and interests in the Debtor's estate or properties or interests in property. Except as otherwise provided herein, upon the Effective Date, all Claims against and Equity Interests in the Debtor will be satisfied, discharged and released in full exchange for the consideration provided hereunder. Except as otherwise provided herein, all entities shall be precluded from asserting against the Debtor or the Reorganized Debtor or their respective properties or interests in property any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

         11.4     Term of Injunctions or Stays.

         Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Case under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

         11.5     Indemnification Obligations.

         Subject to the occurrence of the Effective Date, the obligations of the Debtor, only to the extent permitted under the laws of the State of Delaware, to indemnify, defend or reimburse directors or officers who were or are directors or officers of the Debtor, respectively, against any claims or causes of action as provided in the Debtor's certificates of incorporation, bylaws, applicable state law or contract shall survive confirmation of the Plan, remain unaffected thereby and not be discharged.

         11.6     Debtor Releases.

         On the Effective Date, for good and valuable consideration, the Debtor, in its individual capacity and as debtor in possession, and the Reorganized Debtor will be deemed to release, waive or discharge any claims and causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor that could have been asserted by or on behalf of the Debtor or its Estate or the Reorganized Debtor, against the present and former officers and directors of the Debtor and its direct and indirect subsidiaries, each member of the Unofficial Noteholders' Committee and each of their respective officers, directors, employees, attorneys, financial advisors, accountants, and agents.

         On the Effective Date, for good and valuable consideration, the Debtor, in its individual capacity and as debtor in possession, and the Reorganized Debtor will be deemed to release, waive and discharge all claims and causes of action and liabilities (other than the rights of the Debtor or the Reorganized Debtor to enforce the Subscription Agreements and the Purchase Agreements, the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor (including, without limitation, any claims or causes or action arising under or in connection with actions taken or omitted to be taken by ITC Holding Company, Inc. or SCANA Corporation under the Investment Agreement), that could have been asserted by or on behalf of the Debtor or its Estate or the Reorganized Debtor against ITC Holding Company, Inc., SCANA Corporation or their respective officers, directors, employees and affiliates.

         11.7     Voluntary Releases

         On the Effective Date, each holder of the Senior Notes and the Subordinated Notes that voted to accept the Plan in consideration for the obligations of ITC Holding Company, Inc. and SCANA Corporation under the Subscription Agreements and the Purchase Agreements will be deemed to release, waive and discharge all claims, causes of action or liabilities (other than the right to enforce the Subscription Agreements and the Purchase Agreements), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor (including, without limitation, any claims or causes or action arising under or in connection with actions taken or omitted to be taken by ITC Holding Company, Inc. or SCANA Corporation under the Investment Agreement), against the current and former officers and directors of the Debtor, ITC Holding Company, Inc., SCANA Corporation and their respective officers, directors, employees and affiliates; provided that this provision shall not be binding on any holder of Senior Notes or Subordinated Notes that has elected on the ballot to withhold its consent to this provision.

         11.8     Committees

         From the Confirmation Date up to and including the Effective Date, the members of the Creditors' Committee, if any, appointed pursuant to section 1102 of the Bankruptcy Code and their duly appointed successors shall continue to serve. On the Effective Date, the Creditors' Committee and any other committee appointed in the Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code shall be dissolved and the members thereof and the professionals retained by the Creditors' Committee in accordance with section 1103 of the Bankruptcy Code (including, without limitation, attorneys, investment advisors, accountants and other professionals) shall be released and discharged from their respective fiduciary obligations, duties and responsibilities.

SECTION 12        RETENTION OF JURISDICTION

         The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Chapter 11 Case and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

         (a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

         (b) To determine any and all adversary proceedings, applications and contested matters.

         (c) To ensure that distributions to holders of Allowed Claims and Allowed Equity Interests are accomplished as provided herein.

         (d) To hear and determine any timely objections to Administrative Expense Claims or to Claims and Equity Interests, including, without limitation, any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim or Disputed Equity Interest, in whole or in part.

         (e) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated.

         (f) To issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code.

         (g) To consider any amendments to or modifications of the Plan, or to cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order.

         (h) To hear and determine all applications under sections 330, 33l and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date.

         (i) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby or any agreement, instrument or other document governing or relating to any of the foregoing.

         (j) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code.

         (k) To hear any other matter not inconsistent with the Bankruptcy Code.

         (l) To hear and determine all disputes involving the existence, scope and nature of the discharges granted under section 11.3 hereof.

         (m) To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the Plan.

         (n) To recover all assets of the Debtor and property of the Debtor's estate, wherever located.

         (o)      To enter a final decree closing the Chapter 11 Case.

SECTION 13        MISCELLANEOUS PROVISIONS

         13.1     Payment of Statutory Fees.

         All fees payable under section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date. Any such fees accrued after the Effective Date will constitute an Allowed Administrative Expense Claim and be treated in accordance with Section 2.1 hereof.

         13.2     Modification of Plan.

         Subject to the limitations contained herein, (1) the Debtor reserves the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order and (2) after the entry of the Confirmation Order, the Reorganized Debtor may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with
Section 1127(b) of the Bankruptcy Code, or remedy any defect of omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan; provided, however, that the Debtor may make a material amendment of or modification to the Plan only with the approval of Holders of a majority in Claim amount in each Class entitled to vote to accept or reject the Plan.

         13.3     Section 1146 Exemption.

         Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or issuance of debt or equity securities under the Plan, the creation of any mortgage, deed or trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, sales or other similar tax. All sale transactions consummated by the Debtor and approved by the Bankruptcy Court on and after the Petition Date through and including the Effective Date, including, without limitation, the sales, if any, by the Debtor of owned property or assets pursuant to Section 363(b) of the Bankruptcy Code and the assumptions, assignments and sales, if any, by the Debtor of unexpired leases of non-residential real property pursuant to Section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan and, therefore, shall not be subject to any stamp, real estate transfer, mortgage recording, sales or other similar tax law.

         13.4     Preservation of Rights of Action.

         Except as otherwise provide in the Plan, Confirmation Order or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, the Reorganized Debtor shall retain and may exclusively prosecute and enforce any cause of action or rights to payment of claims that the Debtor, Reorganized Debtor or its estate may hold against any person. The Reorganized Debtor shall retain and may prosecute and enforce all defenses, counterclaims and rights against all Claims and Equity Interests asserted against the Debtor, the Reorganized Debtor or their respective estates.

         13.5     Retiree Benefits.

         From and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtor shall continue to pay all retiree benefits (if any) (as defined in section 1114 of the Bankruptcy Code) at the level established by section 1114(e)(1)(B) or (g) of the Bankruptcy Code at any time prior to the Confirmation Date and for the duration of the period (if any) that the Debtor has obligated themselves to provide such benefits.

         13.6     Administrative Expenses Incurred After the Confirmation Date.

         Administrative expenses incurred by the Debtor or the Reorganized Debtor after the Confirmation Date, including (without limitation) Claims for professionals' fees and expenses, shall not be subject to application and may be paid by the Debtor or the Reorganized Debtor, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval; provided, however, that no Claims for professional fees and expenses incurred after the Confirmation Date shall be paid until after the occurrence of the Effective Date.

         13.7     Section 1125(e) of the Bankruptcy Code.

         As of the Confirmation Date, the Debtor shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtor and each of the members of the Unofficial Noteholders' Committee and any official creditors committee (if appointed) (and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys and other professionals) have, and shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of securities under the Plan.

         13.8     Compliance with Tax Requirements.

         In connection with the consummation of the Plan, the Debtor shall comply with all withholding and reporting requirements imposed by any taxing authority, and all distributions hereunder shall be subject to such withholding and reporting requirements.

         13.9     Severability of Plan Provisions.

         In the event that, prior to the Confirmation Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

         13.10    Notices.

         For any notice, request, or demand to or upon the Debtor to be effective, it shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

         If to the Debtor or the Reorganized Debtor:

                           ITC^DeltaCom, Inc.
                           1791 O.G. Skinner Drive
                           West Point, Georgia 31833
                           Attn:   Douglas Shumate

                                   Chief Financial Officer
                           Telephone :  (706) 385-8000
                           Telecopier:  (706) 385-8801

                           and

                           Latham & Watkins
                           885 Third Avenue, Suite 1000
                           New York, New York 10022
                           Attn:  Martin N. Flics, Esq.
                           Telephone :  (212) 906-1200
                           Telecopier:  (212) 751-4864

                           and

                           Richards, Layton & Finger, P.A.
                           One Rodney Square
                           P.O. Box 551
                           Wilmington, Delaware 19899
                           Attn:  Mark D. Collins, Esq.
                           Telephone :  (302) 651-7700
                           Telecopier:  (302) 651-7701

         If to the Unofficial Noteholders' Committee:

                           Fried, Frank, Harris, Shriver & Jacobson
                           One New York Plaza
                           New York, New York  10004
                           Attn:  George B. South III, Esq.
                           Telephone :  (212) 859-8000
                           Telecopier:  (212) 859-4000

         13.11    Governing Law.

         Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit hereto provides otherwise, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

         13.12    Binding Effect.

         The Plan shall be binding upon and inure to the benefit of the Debtor, the holders of Claims and Equity Interests, and their respective successors and assigns, including, without limitation, the Reorganized Debtor.

         Dated: July 26, 2002

                                                  ITC^DELTACOM, INC., a Delaware
                                                  corporation

                                                  By:___________________________
                                                     Douglas Shumate
                                                     Chief Financial Officer

                                    EXHIBIT 1
                                    ---------

   Restated Certificate of Incorporation and By-Laws of the Reorganized Debtor

                                [to be provided]

                                    EXHIBIT 2
                                    ---------

                               Purchase Agreements

                                [to be provided]

                                    EXHIBIT 3
                                    ---------

                       Form of Certificate of Designation

                                [to be provided]

                                    EXHIBIT 4
                                    ---------

                              New Warrant Agreement

                                [to be provided]

                                    EXHIBIT 5
                                    ---------

                           Rights Offering Procedures

                                [to be provided]

                                    EXHIBIT 6
                                    ---------

            Form of Registration Rights Agreement (New Common Stock)

                                [to be provided]

                                    EXHIBIT 7
                                    ---------

       Form of Registration Rights Agreement (Convertible Preferred Stock)

                                [to be provided]